Exhibit 10.9

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

MANAGEMENT COMPENSATION PLAN

FORM OF RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) dated as of July 1, 2009 (the “Grant Date”) is made between Primus Telecommunications Group, Incorporated (the “Company”) and [                    ] (the “Grantee”). The Management Compensation Plan (the “Plan”) is hereby incorporated by reference and made a part hereof, and the Restricted Stock Units (the “Management RSUs”) and this Agreement shall be subject to all terms and conditions of the Plan. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

1. Grant of Restricted Stock Units. The Company hereby grants to the Grantee [    ] Management RSUs pursuant to the Plan, subject to the terms and conditions of this Agreement and the Plan. The Management RSUs shall vest in accordance with the attainment of specified Adjusted EBITDA Targets for any fiscal year during the term of this Agreement. The Adjusted EBITDA Targets for 2009, 2010, and 2011 are set forth in Annex A attached hereto and Adjusted EBITDA shall have the meaning set forth in Annex B attached hereto. The Adjusted EBITDA Targets for subsequent years shall be determined by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and ratified by the Board.

2. Vesting. The Management RSUs granted to the Grantee hereunder shall become vested upon the attainment of the applicable percentage of the specified Adjusted EBITDA Targets as set forth below, provided, except as set forth in Sections 4(c) [and 4(d)] below, that the Grantee is employed by the Company or its Subsidiaries on the first day of the fiscal year following the year in which such Adjusted EBITDA Targets are attained. For the avoidance of doubt, the Management RSUs shall only vest in accordance with Sections 2(a), 4(c) [and 4(d)] hereof, in each case, as applicable.

(a) Management RSUs. If Adjusted EBITDA for any fiscal year of the Company equals or exceeds ninety percent (90%) of the Adjusted EBITDA Target for such fiscal year (such fiscal year, the “Initial Management RSU Year”), fifty percent (50%) of the Management RSUs shall become vested. If Adjusted EBITDA for any fiscal year of the Company subsequent to the Initial Management RSU Year equals or exceeds ninety percent (90%) of the Adjusted EBITDA Target for such fiscal year, the remaining fifty percent (50%) of the Management RSUs shall become vested.

(b) Vested and Unvested RSUs. The Management RSUs granted to the Grantee under this Agreement that become vested in accordance with this Section 2 shall constitute “Vested RSUs”. All Management RSUs granted to the Grantee under this Agreement that have not become vested shall constitute “Unvested RSUs”.

3. Settlement of RSUs. Subject to the last sentence of Section 4(a) hereof, Vested RSUs shall be settled in shares of Stock on a one-for-one basis, as soon as practicable following the date on which the Committee certifies that the applicable percentage of the specified Adjusted EBITDA Targets with respect to the applicable fiscal year have been achieved, but in no event later than the 15th day of the third calendar month following the end of the fiscal year for which the applicable Adjusted EBITDA Targets were achieved.

4. Termination of Employment.

(a) Forfeiture. Except as provided in Sections 4(c) [or 4(d)] hereof, upon the termination of the Grantee’s employment with the Company or any Subsidiary for any reason, any Unvested RSUs shall be forfeited (without payment of any consideration therefor). Upon the termination of the Grantee’s employment with the Company or any Subsidiary for Cause, any Vested RSUs which have not been settled prior to the date of such termination shall be forfeited (without payment of any consideration therefor).

(b) Clawback. In the event that the Grantee’s employment with the Company or any Subsidiary is terminated for Cause during the term of this Agreement, the Company shall demand repayment of (i) any Stock or cash payments received by the Grantee in settlement of any Vested RSUs and (ii) any profits received on the sale of any Stock received in connection with the settlement of any Vested RSUs. The Grantee shall be required to provide repayment of such amounts within ten (10) days following written demand by the Company. The value of such repayment shall be determined by the Committee in its sole discretion.

(c) Pro-Rata Vesting. Subject to the provisions of Section 4(d) hereof, in the event that (i) the Grantee’s employment (x) is involuntarily terminated by the Company without Cause (other than on account of death or Disability (as such term is defined in the Grantee’s employment agreement or separation agreement, or if the Grantee does not have an employment agreement or separation agreement, as such term is defined in the Plan)) or (y) is terminated by the Grantee for Good Reason (as such term is defined in the Grantee’s employment agreement, or if the Grantee does not have an employment agreement, as such term is defined in the Plan) or by the Grantee for a Constructive Termination (as such term is defined in the Grantee’s applicable separation agreement) and (ii) the Company attains the applicable percentage of the specified Adjusted EBITDA Targets for the fiscal year in which occurred such termination of employment, the Grantee shall be entitled to receive a pro-rata portion of the Management RSUs that would have vested had the Grantee remained employed by the Company or any Subsidiary through the applicable payment date set forth in Section 3 hereof (the “Earned RSUs”). For the avoidance of doubt, the pro-rata portion of Management RSUs shall be determined by multiplying the number of Earned RSUs by a fraction, the numerator of which shall be the number of days that the Grantee actually was employed by the Company or any Subsidiary during such fiscal year and the denominator of which shall be 365. Any RSUs so earned shall be settled in accordance with Section 3 hereof.

(d) [Accelerated Vesting] [Change of Control]. [In accordance with the applicable provisions of the Grantee’s [employment agreement] [separation agreement], if the Grantee’s employment (i) is involuntarily terminated by the Company without Cause (other than on account of death or Disability) within twenty-four months after a Change of Control (as such term is defined in the Grantee’s employment agreement or separation agreement, as applicable), or (ii) is terminated by the Grantee [for Good Reason (as such term is defined in the Grantee’s applicable employment agreement)] [in a Constructive Termination (as such term is defined in the Grantee’s applicable separation agreement)] within twenty-four months after a Change of

Control, all Management RSUs granted pursuant to Section 1 hereof shall immediately vest and shall be settled within ten (10) days of the date of such termination of employment. For the avoidance of doubt, the number of Management RSUs that vest in accordance with the first sentence of this Section 4(d) shall be calculated as if the Company attained ninety percent (90%) of the specified Adjusted EBITDA Targets for two successive fiscal years.] [Upon a Change of Control (as such term is defined in the Plan), any Unvested RSUs shall be forfeited (without payment of any consideration therefor).]

(e) Notwithstanding anything herein or in an applicable employment or separation agreement to the contrary, for purposes of this Agreement, a termination for Good Reason or a Constructive Termination, as applicable, shall only be deemed to have occurred if such termination constitutes an “involuntary separation from service” for purposes of Section 409A of the Code.

5. Expiration of Restricted Stock Units. Subject to earlier forfeiture as provided in Section 4 hereof, in the event that all or any portion of the RSUs granted pursuant to this Agreement have not become Vested RSUs by the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), any such Unvested RSUs shall terminate and be of no further force and effect as of the Expiration Date.

6. No Rights as a Stockholder. The Grantee shall have no rights of a stockholder (including the right to distributions or dividends) until shares of Stock are issued pursuant to the terms of this Agreement.

7. Restrictions. Prior to the time shares of Stock are issued with respect to any Management RSUs granted hereunder, neither the Management RSUs nor any interest thereto may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Grantee, except by will or the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition in violation of this Section 7 shall be void and unenforceable against the Company and will result in the immediate termination of the applicable Management RSUs.

8. Withholding Taxes. The Grantee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required to be withheld by applicable law or regulation in respect of the Management RSUs, as applicable, no later than the date of the event creating the tax liability. The Company may, and, in the absence of other timely payment or provision made by the Grantee that is satisfactory to the Company, shall, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Grantee, including, but not limited to, by withholding shares from any shares of Stock to be delivered hereunder. In the event that payment to the Company of such tax obligations is made by delivery or withholding of shares of Stock, such shares shall be valued at their fair market value (as determined in accordance with the Plan) on the applicable date for such purposes.

9. Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to the Grantee under the Plan or this Agreement until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such Awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

10. Miscellaneous.

(a) No Right to Continued Employment. Except as may otherwise be provided in an applicable employment or severance agreement, nothing in the Plan or in this Agreement will confer upon the Grantee any right to continue in the employ of the Company or its Subsidiaries or interfere with or restrict in any way the right of the Company or any of its Subsidiaries, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause.

(b) Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

(c) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to the Company:	Primus Telecommunications Group, Incorporated
7901 Jones Branch Drive, Suite 900
McLean, VA 22102
Attention: [ ]

If to the Grantee:	At the address on record with the Company.

(d) Amendments. This Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

(e) Successors. The terms of this Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and, subject to Section 7 hereof, the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(f) Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(h) Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

(i) Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof and hereof, and accepts the Management RSUs granted hereunder subject to all the terms and conditions of the Plan and this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By
Name:
Title:

Grantee

Annex A

Adjusted EBITDA Targets for 2009, 2010, 20111

For the Year Ending December 31,
2009	2010	2011
$66,031,000	$67,055,000	$73,137,000

[1]	These numbers are consistent with the Plan of Reorganization’s Financial Forecast line item “EBITDA (before Restructuring charges)”.

Annex B

Definition of “Adjusted EBITDA”

1. All capitalized terms not defined in this Annex B shall have the meanings ascribed to them in the “Term Loan Agreement” (as such term is defined in Section 3 below).

2. For purposes of this Agreement, “Adjusted EBITDA” shall mean “Adjusted EBITDA” as externally reported by Parent in its earnings releases, in a manner consistent with Parent’s past practices plus, to the extent otherwise deducted in calculating net income during such period, professional fees, costs and expenses incurred in connection with the Proceedings, the confirmation and effectiveness of the Plan of Reorganization and the related Fresh Start Accounting implementation. Adjusted EBITDA shall be calculated to eliminate the effect of Fresh Start Accounting and to eliminate the effect of any Asset Disposition or Asset Acquisition (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock), based upon adjustments calculated by the Parent and such adjustments shall be subject to agreed upon procedures performed by the Parent’s nationally recognized independent accountants.

3. “Term Loan Agreement” shall mean the Term Loan Agreement, dated as of February 18, 2005 and last amended on July 1, 2009 (as may be further amended, supplemented or otherwise modified from time to time), among Primus Telecommunications Group, Incorporated and Primus Telecommunications Holding, Inc., as Borrower, the several lenders from time to time parties hereto, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Syndication Agent and Lehman Commercial Paper Inc., as Administrative Agent.